AMENDMENT TO EXHIBITION TOUR AGREEMENT


         THIS AMENDMENT TO EXHIBITION TOUR AGREEMENT (this "Amendment") is entered into this 18th day of September, 2000 by and between RMS TITANIC, INC., a Florida corporation ("RMST") and SFX FAMILY ENTERTAINMENT, INC. (SUCCESSOR BY MERGER TO MAGICWORKS ENTERTAINMENT, INC.), a Delaware corporation ("SFX").

                                    RECITALS

         A. RMST and SFX have previously entered into that certain Exhibition Tour Agreement (the "Agreement") dated March 31, 1999.

         B. RMST and SFX wish to amend certain provisions contained in the Agreement as more fully set forth herein.

                                    AMENDMENT

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto do hereby agree as follows:

         1. Defined Terms. Each capitalized term used in this Amendment which is not defined herein will have the meaning assigned thereto pursuant to the provisions of the Agreement.

         2.  Modification  to  Financial  Provisions.   The  provisions  in  the
Agreement relating to the financial obligations of SFX to RMST are hereby amended as follows:

          (a) Elimination of Orlando Payments. Section 3.17 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  "3.17 SFX shall prepare a current calculation of all payments due and owing to RMST as a result of the tickets sold for the Orlando Exhibition and RMST shall be paid all such amounts in full on or before the execution of this Agreement. In addition, within ten (10) days after the execution of this Agreement, SFX shall make available to RMST all Artifacts owned by RMST and located at the Orlando Exhibition for packing and pick-up by RMST at the Orlando Exhibition."

          (b) Modification of the Financial Guarantee to RMST. Effective as of the commencement of the Extension Period, the text of Section 5.1 of the Agreement shall be amended in its entirety to read as follows:

                  SFX unconditionally guarantees to RMST the payment of Two Million Dollars ($2,000,000) for the Extension Period. The foregoing guarantee shall be payable as follows with respect to the Extension Period: (a) $750.000 upon the execution of this Amendment, (b) $500,000 on the first day of the First Extension Period and (c) 750,000 on the first day of the sixth month of the Extension Period.

The phrase "subdivision (b) of" appearing in the second line of Section 5.2 of the Agreement is hereby deleted.

          (c) Modification to Revenue Sharing Provisions. With respect to the Extension Period, RMST will be entitled to twenty percent (20%) of the Revenue against the guaranteed payment of Section 5.1 of the Agreement instead of sixty-five percent (65%) of the Profits against the guaranteed payment of Section 5.1 of the Agreement. In order to effectuate the foregoing, the Agreement is hereby amended as follows effective as of the commencement of the Extension Period:

                         (1) The second sentence of Section 6.1 of the Agreement
                    is deleted.

                         (2) The text of Section 6.2 of the  Agreement is hereby
                    deleted in its entirety and replaced with the following:

                           Revenue (as defined in Section 1.9) shall be divided between RMST and SFX as follows: twenty percent (20%) thereof shall be paid to RMST and eighty percent (80%) will be paid to or retained by SFX. The
                           $2,000,000 guaranteed payment for the Extension Period paid by SFX to RMST pursuant to Section 5 hereof and any Additional Advances made pursuant to
                           Section 6.8 hereof will be credited against RMST's share of the Revenue. SFX will be responsible for the payment of all Project Expenses out of its share of the Revenue.

                         (3) The text of Section 6.3 of the  Agreement is hereby
                    deleted in its entirety and replaced with the following:

                           Revenue for the Extension Period shall be determined on a fiscal year basis as of the last day of the Extension Period, and SFX will pay within sixty (60) days thereafter to RMST the amount (if any) by which twenty percent (20%) of the Revenue for the Extension Period exceeds the sum of (i) the $2,000,000 guaranteed payment paid to RMST pursuant to Section 5 hereof with respect to the Extension Period plus (ii) the amount of any Additional Advances paid to RMST pursuant to Section 6.8 hereof (which does not include the South American Exhibition) during the Extension Period.

                         (4) The phrase "and Project Expenses"  appearing in the
                    second line of Section 6.4 of the Agreement is hereby deleted.

                         (5) The  Monthly  Reports  and the  Annual  Accountings
                    required to be  provided by SFX to RMST  pursuant to Section
                    6.5 of the Agreement during the Extension Period will not be required to include any information concerning Project
                    Expenses or Profits (which does not include the South American Exhibition). All such Monthly Reports and Annual Accountings need only include the information specified in
                    Section 6.5 of the Agreement with respect to Revenue for the applicable period. The Annual Accounting for the Extension Periods will be delivered by SFX to RMST within sixty (60) days of the last day of the Extension Period.

                         (6) A new  Section  6.8 is  hereby  added at the end of
                    Section 6, the text of which will read in its entirety as follows:

                           If, during the Extension Period, SFX collects $10,000,000 or more in Revenue, then thereafter, prior to moving an Exhibition during the Extension Period to any city other than a "Short Run City" (as herein defined), SFX must pay to RMST $500,000 (an "Additional Advance") as an additional guaranteed payment against RMST's twenty percent (20%) share of Revenue during the Extension Period. As used herein, a "Short Run City" shall be any city in which (i) there is proposed to be less than 12,000 square feet of exhibition space and (ii) the proposed term of exhibition is 60 days or less; provided, however, that in no event shall Los Angeles or New York be deemed to be Short Run Cities. SFX agrees that if the Exhibition is presented in Los Angeles or New York, such presentation must be on a basis that is comparable to or superior to the current parameters of the Chicago Exhibition.

                  (d) Modification to the Definition of Revenue. In order to modify the definition of the term "Revenue" in the Agreement, a new sentence is hereby added at the end of Section 1.9.5 of the Agreement to read as follows:

                  Notwithstanding anything to the contrary contained herein, for all purposes of this Agreement, "Revenue" shall only include that portion of Ticket Revenue, Merchandising Revenue, Sponsorship Revenue and Ancillary Revenues which are received and retained by SFX or an affiliate of SFX and shall not include any portion of such items of revenue which are retained by or payable to any unrelated third party such as, by way of example, (i) a venue which shares in and receives a portion of Ticket Revenue or (ii) a third party merchandise concessionaire who is entitled to receive a portion of
                  Merchandising Revenue. Notwithstanding the foregoing, no portion of the Ticket Revenue will be shared with any unrelated third party except for allocations of Ticket Revenue between admission to multiple viewing areas within a museum or other Venue.

         3. Modification to Provisions Relating to the Term. The provisions in the Agreement relating to the term of the Agreement are hereby amended as follows:

                  (a) Time Periods Covered by the Extension Period.  The text of
         Section 12.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  SFX is hereby granted one (1) option (the " Option") to extend the term of this Agreement for an additional period of one (1) year (the "Extension Period"). The Extension Period will begin and end on the following dates:

                                          Begin Date                 End Date
                                          ----------                 --------
                    Extension Period    Sept. 15, 2000             Nov. 30, 2001

                  All of the terms and provisions of this Agreement will apply with respect to the Extension Period. The parties hereby expressly agree and acknowledge that SFX has timely exercised the Option and the Agreement will remain in force and effect throughout the Extension Period.

                  (b) Timing for Exercise of Annual Option.  The text of Section
         12.2 of the Agreement is hereby deleted in its entirety.

                  (c) Special Termination Provision. The text of Sections 12.6(a), 12.6(b) and 12.6(c) of the Agreement are hereby deleted in their entirety.


         4. Modification of Terms of Special Extension Right. Section 12.7 of the Agreement is hereby deleted in its entirety.


         5. New Exception to Exclusivity Provisions. The following text is inserted at the end of Section 2.1 of the Agreement:

         If RMST should receive, at any time during the Term or the Extension Period, an unsolicited offer from a venue or other promoter to present or allow the presentation of an Exhibition upon terms acceptable to RMST (herein called an "Acceptable Third Party Offer"), then RMST will be required to offer to SFX the first right and option to accept and proceed with an Exhibition as contemplated by the Acceptable Third Party Offer. However, if SFX should elect not to proceed with such Acceptable Third Party Offer, then RMST will have the right to present an Exhibition in accordance with such Acceptable Third Party Offer at its own cost and expense and for its own account without violating the exclusivity provisions in this Agreement, provided that (i) RMST and SFX first mutually agree on which Artifacts may be displayed by RMST in such Exhibition and (ii) if there are any material modifications or changes to the terms and provisions contained in the Acceptable Third Party Offer, then RMST must provide to SFX another right and option to accept such Acceptable Third Party Offer as so modified. RMST and SFX agree that the Artifacts to be included in any such Exhibition will consist of at least one hundred (100) Artifacts, of which approximately twenty percent (20%) will be "Major Artifacts" and of such "Major Artifacts" approximately twenty percent (20%) will be "Star Artifacts".

         6. Modifications to Section 2 of the Agreement.

               (a) A new Section 2.4.5 is hereby added to read as follows: "Upon request by RMST, SFX shall deliver to RMST copies of its agreements with the Venues hosting the Exhibitions, only if the Venue is taking a percentage or any portion of the gross ticket revenues allocable to the Titanic Exhibit or Exhibition."

               (b) A new Section 2.6 will be added to read as follows: "SFX shall not present an Exhibition or an exhibit in the states of either Georgia or Michigan without the prior written approval of RMST, which approval shall not be unreasonably withheld or delayed."

         7. Modifications to Section 3 of the Agreement.

               (a) A new sentence is hereby added to the end of Section 3.2.3 to read as follows: "All new didactic text, including labels and panels, shall be developed in coordination with an authorized executive of RMST."

               (b) A new sentence is hereby added at the end of Section 3.2.5 to read as follows: "All showcases shall be placed, secured and cleaned prior to the installation of any Artifacts."

               (c) Section 3.5 shall be amended to add two new sentences after the first sentence to read as follows: "Only personnel approved by RMST are permitted to handle the Artifacts. Except in conjunction with the installation or de-installation of an Exhibit or Exhibition, no Artifacts may be packed, moved, removed, shipped or handled without RMST's prior written approval."

               (d) A new sentence is hereby added to the end of Section 3.7 to read as follows: "SFX shall ensure that a sufficient number of adequately trained and approved personnel are present for installation, de-installation and daily operations."

               (e) The text of Section 3.13 is hereby deleted in its entirety and replaced with the following:

                  Be responsible for all Artifact conservation and mounting work that is reasonably necessary for the display of the Artifacts in an Exhibition, including but not limited to, the costs of packing, shipping, handling, security, insurance, conservation, export and import customs, charges and duties, and the transportation thereof to SFX Exhibitions. RMST shall pay for the cost of all conservation inspections. Except as provided in Section 3.13.1, SFX shall pay for the cost of all Conservation Procedures for all Artifacts included in its Exhibitions. SFX shall not be responsible for the Conservation Procedures for Artifacts that are not included in an SFX Exhibition. The cost of Conservation Procedures paid by SFX shall not be deducted from Revenue as this term is defined in the Agreement.

                  3.13.1 Other than the Conservation  Procedures identified on
                         Exhibit 1.1.G, if any item is identified as needing Conservation Procedures, then SFX will have the right to either (i) remove such Artifact from the SFX
                         Exhibition and deliver it to RMST for Conservation Procedures at RMST's expense, in which case the Artifact shall not be returned to an SFX Exhibition during the Term of this Agreement, or (ii) maintain such Artifact in the SFX Exhibition and such Artifact will undergo Conservation Procedures at SFX's expense (the decision as to whether Conservation Procedures may be conducted on site will be made by RMST's conservationist). In either case, RMST shall provide SFX with a substantially similar Artifact while such Artifact is undergoing Conservation Procedures, to the extent such substitute Artifact exists and is available. Notwithstanding any other term or condition in this Agreement, RMST shall not require SFX to include any specific Artifact in an Exhibition.

                  3.13.2 SFX shall place at least four data loggers in each of its Exhibitions which may be presented in a non-museum context. SFX shall consult with RMST concerning the placement of such equipment. Such equipment shall be exchanged monthly, replaced with fresh equipment, and the data sent to RMST for analysis. Readings from such equipment will be sent to both RMST and SFX.

                  3.13.3 RMST's  conservator  shall  examine  any  Exhibitions lasting more than three months to assess the condition of the Artifacts and the need for conservation. If, in the opinion of RMST's conservator, any Artifact is in immediate need of Conservation Procedures, the Artifact shall be removed from the Exhibition and RMST shall provide SFX with a substantially similar Artifact while such Artifact is undergoing Conservation Procedures, to the extent such substitute Artifact exists and is available.

                  3.13.4 Artifacts  consisting  of organic  materials or of an otherwise fragile nature shall be removed from the Exhibitions after a period of time to be determined by RMST's conservator to minimize damage due to exposure to light, transportation and other deteriorating factors. RMST shall provide SFX with a substantially similar Artifact while such Artifact is undergoing Conservation Procedures, to the extent such substitute Artifact exists and is available.

                  3.13.5 Except for natural  deterioration  of an Artifact due to passage of time, SFX shall pay the cost of any Conservation Procedures that are necessary to repair any damage to an Artifact caused while the Artifact is in SFX's possession, custody and control, or during packing, transportation and handling when such services are provided by or obtained by SFX.

                  3.13.6 SFX shall inform RMST  immediately in the event of an emergency concerning the Artifacts, including, but not limited to, fire, water damage, willful destruction, loss, climactic problems or a change in appearance of an Artifact.

                  (f) Section 3.15 is hereby amended to insert the words "or designees" after the words "RMST's officers."

         8. Modifications to Section 4 of the Agreement.

                  (a) Section 4.10 is hereby amended to substitute the term "RMST's conservation facility" for the term "the LP3 Conservation lab in Semur, France."

         9. Modifications to Section 6 of the Agreement.

                  (a) The first sentence of Section 6.4 is hereby deleted and replaced with the following text:

                  SFX shall maintain all books of accounts and all documents necessary to audit, review and verify Revenue, and agrees to make such books of accounts and documents available for inspection and review to authorized representatives of RMST in Houston, Texas upon reasonable request.

         10. Modifications to Section 11 of the Agreement.

                  (a) Section 11.2 is hereby amended to substitute the phrase "a commercially reasonable number" for the phrase "2%".

                  (b) A new sentence is hereby added at the end of Section 11.5 to read as follows: "SFX agrees that it shall provide RMST with copies of all data collected or received by SFX from the Venue."

         11. Modifications to Section 12 of the Agreement.

                  (a) The text of Section 12.7 is hereby deleted in its entirety and replaced with the following:

                  At the end of the Term, SFX must de-install all Artifacts for pick-up by RMST.

         12.      Modifications to Section 13 of the Agreement.

                  (a) Section 13.4 is hereby amended by deleting the three (3) names "Arnie Geller", "John Joslyn" and "Jon Thompson" and replacing those names with the six (6) names "Amy Harris", "George Tulloch", "Cindy Tulloch", "Matt Tulloch", "Allan Carlin" and "David Concannon".

         13.      Modifications to Section 15 of the Agreement.

                  (a) Sections 15.1 is hereby amended by adding the following phrase in the last line after the word "hereunder:" "or any injuries allegedly sustained by a member of the public, an employee or an independent contractor at an Exhibition as a result of, or caused by, the negligence or gross negligence of RMST."

                  (b) Section 15.2 is hereby amended by adding the following phrase in the last line after the word "hereunder": "or any injuries allegedly sustained by a member of the public, an employee or an independent contractor at an Exhibition as a result of, or caused by the negligence or gross negligence of SFX."

         14. Modifications to Section 16 of the Agreement.

                  (a) The text of the second sentence of Section 16 is hereby deleted in its entirety and replaced with the following:

                  "It is expressly agreed that RMST shall be the sole and exclusive owner of all trademarks utilized for the Exhibition and of all Exhibition logos."

         15. Modifications to Section 19 of the Agreement.

                  (a) All notices that are required to be given under the terms of this Agreement shall be given to RMST at its offices in Atlanta, Georgia and shall be addressed to Arnie Geller, President and Chief Executive Officer, 3340 Peachtree Road, NE, Suite 1225, Atlanta, Georgia 30326.

         16.      Other Modifications and Definition Changes.

                  (a) RMST Display Items. Section 1.10 of the Agreement is hereby amended in its entirety to read as follows:

                  "RMST Display Items" shall mean the display cases, models and other theatrical or audio visual components owned by RMST which are listed on Exhibit 1.10 attached hereto.

         The attachment to this Amendment marked Exhibit 1.10 is hereby deemed to be attached as Exhibit 1.10 to the Agreement.

                  (b) Equal Billing. The phrase "Unless prohibited by applicable law" is hereby inserted at the beginning of the penultimate sentence in
         Section 2.3 of the Agreement.

                  (c) Care and Storage. The phrase "in the possession and control of SFX" is hereby inserted after the phrase "be responsible for the care and storage of Artifacts" at the beginning of Section 3.5 of the Agreement.

                  (d) Costs of Conservation. The fourth sentence in Section 3.13 of the Agreement is hereby deleted and replaced with the following:

                  The remaining conservation Procedures to be performed on the Artifacts listed on Exhibit 1.1.G during the Term shall be paid 50% by RMST and 50% by SFX. If SFX should accept a new Artifact which is not listed on Exhibit 1.1.G as part of one of its Exhibitions, then any cost of conserving such new item shall be paid 50% by RMST and 50% by SFX.

                  (e) RMST's Address. Sections 5.3 and 19.4 of the Agreement are each hereby amended to reflect the new address of RMST as being 3340 Peachtree Road, NE, Suite 1225, Atlanta, Georgia 30326.

                  (f) Purchase of Exhibitry. Section 6.6 of the Agreement is hereby amended by adding a new sentence at the end of Section 6.6 to read as follows:

                  Upon termination of this Agreement, RMST shall have the right and option to purchase all of the Exhibitry at the greater of the (i) the aggregate cost which SFX has invested in such Exhibitry or (ii) the fair market value of such Exhibitry as of the date of such purchase. In order to exercise the foregoing option, RMST must provide written notice to SFX of its exercise of such option within thirty (30) days following the termination of this Agreement and pay the purchase price within ten (10) days following the exercise of such option. RMST shall be responsible for picking up and shipping any items of Exhibitry it acquires pursuant to the terms hereof, subject to RMST's payment of the purchase price. If RMST does not purchase the Exhibitry, in the event SFX makes an offer to sell, or receives an offer to purchase the Exhibitry, RMST shall have the right of first refusal (for a period of 15 days) to purchase the Exhibitry pursuant to the terms and conditions of such offer.

                  (g) Approval of Marketing  Materials.  For purposes of Section
         7.2 of the Agreement, it is hereby recognized, agreed and acknowledged that RMST has previously approved the existing advertising and promotional materials currently in use by SFX.

                  (h) Ticket Prices. The references to "written consent" appearing in Section 11.1 of the Agreement are hereby deleted and replaced with references to "oral consent". In addition, the phrase "tickets shall be made available" in Section 11.4 of the Agreement is hereby replaced with the phrase "tickets may be made available".

                  17.      South American Exhibition.

                  (a) "South American Exhibition" shall mean the Exhibits and/or exhibition(s) in Buenos Aires, Argentina, San Paulo, Brazil and Santiago, Chile which may be scheduled during the Term and/or the Extension Period if SFX finalizes a contract with Arbol de Color of Santiago, Chile ("ADC") for such Exhibits and/or exhibition(s).

                  (b) Attached hereto as Exhibit A is a copy of the agreement with ADC. The guaranteed payment under such agreement (the "South American Guarantee") will be paid as follows: (i) to SFX the sum of up to One Hundred Thousand Dollars ($100,000.00) as reimbursement for its legal and organizational actual costs and expenses for the South American Exhibition, and (ii) to RMST or SFX, as applicable, such monies as are necessary to reimburse each party for mutually approved expenses of each party related to the South American Exhibition and costs and expenses related to the exhibition accountant.

                  (c) Notwithstanding the other provisions of this Agreement, the remainder of the South American Guarantee and any other payments payable by ADC to SFX with respect to the South American Exhibition shall be divided between RMST and SFX as follows: fifty percent (50%) thereof shall be paid to RMST and fifty percent (50%) thereof shall be paid to SFX.

                  (d) All Revenues, Expenses and Profits of the South American Exhibition shall be calculated separate and apart from the other Exhibits and exhibition(s) under the Agreement.

                  (e) RMST and SFX shall select a mutually acceptable accountant to be the exhibition accountant for the South American Exhibition.

                  (f) SFX shall pay RMST any monies due under this Section within ten (10) days of SFX receipt of any money from ADC.

                  18. Ratification. Except as expressly amended hereby, the Agreement is hereby ratified, confirmed and carried forward in all respects by the parties hereto.

         EXECUTED as of the date first set forth above:

                RMS TITANIC, INC.


                By:
                    -----------------------
                Name:
                    -----------------------
                Title:
                    -----------------------


                SFX FAMILY ENTERTAINMENT, INC. (SUCCESOR BY MERGER TO MAGICWORKS ENTERTAINMENT, INC.)


                By:
                    -----------------------
                Name:
                    -----------------------
                Title:
                    -----------------------